Exhibit 10.5

2005 Management Incentive

Compensation Plan

Approved by Compensation Committee, February 3, 2005

2005 Management Incentive

Compensation Plan

The SkinMedica, Inc. 2005 Management Incentive Compensation Plan (the “Plan”) is designed to offer incentive compensation to key management personnel by rewarding the achievement of corporate goals and specifically measured individual goals that are consistent with and support overall corporate goals. The Management Incentive Plan is intended to create an environment where participants are focused on the achievement of both corporate and departmental objectives. Cooperation between departments and individuals will be required to achieve corporate objectives. Hence, corporate objectives represent a significant portion of the Plan in order to help foster improved teamwork and a more cohesive management team.

Purpose of the Plan

The Plan is designed to:

•	Provide an incentive program to achieve overall corporate objectives and to enhance shareholder value.

•	Reward those individuals who significantly impact corporate results.

•	Encourage increased teamwork among all disciplines within SkinMedica, Inc. (the “Company”).

•	Incorporate an incentive program in the Company’s overall compensation program to help attract and retain key Associates.

•	Incentivize Associates to remain employed by the Company throughout the Plan year and until the time incentive awards are paid.

Plan Governance

The Plan will be governed by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”). The President and CEO of the Company will be responsible for administration of the Plan. The Compensation Committee will be responsible for approving any incentive awards to officers of the Company and for determining and approving any incentive awards to the President and CEO.

Eligibility

Associates who may be eligible to participate in the Plan shall be selected at the sole discretion of the Company. To receive an incentive payment (“Award”) under this Plan, a participant: (a) must have been in an eligible position for at least three (3) consecutive months prior to the end of the Plan year and must remain continuously employed through the end of the Plan year and until Awards are paid; (b) must have had at least an acceptable, “Meets Standard” rating on the most recent performance review prior to the end of the Plan year; and (c) must not be on probation at the time bonus determinations are made.

Corporate and Individual Performance

Prior to the beginning of the Plan year, the President and CEO will present to the board a list of the overall corporate objectives for the coming year, which are subject to approval by the Board. All participants in the Plan will then develop a list of key Individual/Department objectives, which will be approved by the participant’s direct supervisor and by the President and CEO of the Company. Senior Leadership Team members will create Department objectives which will guide their Department and also serve as their individual objectives. All other bonus-eligible Associates will develop individual business objectives.

The Plan is intended to provide incentive for the achievement of approved annual corporate and departmental objectives.

For all Associates except the President and CEO, a portion of their incentive compensation will be based on corporate goal achievement and a portion will be based on Individual/Departmental achievement. The relative weight between Corporate and Individual/Department performance factors will vary based on levels within the organization. The weighting will be reviewed annually and be adjusted, as necessary or appropriate. The weighting for 2005 will be as follows:

	Corporate	Individual/Departmental
President and CEO	100%
Sr. Vice Presidents, Vice Presidents	75%	25%
Directors & Managers	50%	50%

Target Award Multiplier

Incentive Award target dollar amounts for each associate will be determined by applying a target award multiplier to the base salary of Plan participants. The following target award multipliers will be used in implementing the Plan:

Position	Target Award Multiplier (% of base salary)
President and CEO	50%
Senior Vice Presidents	40%
Vice Presidents	35%
Directors	25%
Associate Directors & Managers in salary grade 17	20%
Managers in salary grade 16	15%

The target award multiplier will be used to establish the target cash award at the beginning of each year.

Performance Measurement

The following scale will be used to determine the performance award multiplier based upon measurement of corporate and individual/departmental performance versus objectives. Separate performance award multipliers will be established for both the individual/departmental and the corporate components of each award. The same performance award multiplier for the corporate component of each participant’s annual award shall be used for all Plan participants in any given year.

Performance Category	Performance Award Multiplier
1. Performance for the year exceeded objectives or was excellent in view of prevailing conditions.	101% - 200%
2. Performance met the year’s objectives or was very acceptable in view of prevailing conditions.	50% - 100%
3. Performance for the year met some, but not all, objectives.	25% - 49%
4. Performance for the year was not acceptable in view of prevailing conditions.	0%

Calculation of the Award

The actual award for an Associate will be calculated by allocating the target cash award between the Corporate and Individual/Departmental Goals, and then applying the Corporate Performance Award Multiplier to the Corporate amount, and the Individual/Department Performance Award Multiplier to the Individual/Department amount.

The example below shows sample cash award calculations under the Plan. First, a total target award is calculated by multiplying the Associate’s base salary by the target award multiplier. This dollar figure is then divided between its corporate component and its individual component based on the performance factor mix for that specific position. This calculation establishes specific dollar target awards for the performance period for both the individual and corporate components of the Award.

At the end of the performance period, corporate and individual award multipliers will be established using the criteria described above. The corporate performance award multiplier, which is based on overall corporate performance, is used to calculate corporate performance awards for all Plan participants. This is accomplished by multiplying the target corporate award established for each individual at the beginning of the performance period by the actual corporate performance award multiplier. The individual award multiplier, which is based on an individual’s performance against objectives, is used in the same way to calculate the actual individual performance award.

Example:	Cash Award Calculation
	Position:	Manager
	Base Salary:	$100,000
	Target award multiplier:	15%
	Target award dollars:	$15,000

	Target award components (based on performance factor mix):
	Target award based on corporate performance (50%):	$7,500
	Target award based on individual performance (50%):	$7,500

Actual Cash Award Calculation

Assumed payment multipliers based on assessment of corporate and individual performance:

Corporate multiplier	75%-performance generally met year’s objectives
Individual multiplier	125%-performance generally exceeded objectives
Cash Award:
Corporate component	$5,625	($7,500 x 75%)
Individual component	$9,375	($7,500 x 125%)

Total Reward:	$15,000

Payment of the Award

The Company’s goal is for annual performance reviews for Plan participants to be completed by approximately February 14, 2006. Payment of Awards will be made as soon as practicable, but not later than March 31, 2006. Incentive award calculations will be based on the participant’s base salary as of December 31, 2004. In addition to the required review process, Award payments to the President/CEO and to the Vice President/CFO will be made after the completion and issuance of the Company’s year-end audited Financial Statement. Participants’ entitlement to Awards under this Plan does not vest until the Awards are actually paid.

Participants who have been in an eligible position for less than a year, but who hold an eligible position for at least three months prior to the end of the Plan year and remain continuously employed through the end of the Plan year, will receive a pro-rata bonus based on the portion of the Plan year they hold an eligible position. Other than as stated above, Awards will not be prorated for partial year service.

Termination

A Plan participant whose employment terminates voluntarily prior to the payment of the Awards will not be eligible to receive an Award. Continued employment until payment of the Awards is a condition of vesting. If a participant’s employment is terminated involuntarily during the calendar year, or prior to payment of Awards, it will be at the absolute discretion of the Company whether or not any Award payment is made.

Company’s Absolute Right to Alter or Abolish the Plan

The Company reserves the right in its absolute discretion to abolish the Plan at any time or to alter the terms and conditions under which incentive compensation will be paid. Such discretion may be exercised any time before, during, and after the Plan year is completed. No participant shall have any vested right to receive any payment until actual delivery of such compensation.

Employment Duration/Employment Relationship

This Plan does not, and Company policies and practices in administering this Plan do not, constitute an express or implied contract or other agreement concerning the duration of any participant’s employment with the Company. The employment relationship of each participant is “at will” and may be terminated at any time by the Company or by the participant, with or without cause.